Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 11, 2008

To the Board of Directors of
Sierra Concepts, Inc.
Reno, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, of our report dated November 11, 2008, relating to the financial statements of Sierra Concepts, Inc., a Nevada corporation, as of and for the period ending September 30, 2008, and the reference to us under the caption “Experts”.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC